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As filed with the Securities and Exchange Commission on November 24, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MARKWEST ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdictions of incorporation or organization)	27-0005456 (I.R.S. Employer Identification No.)
155 Inverness Drive West Suite 200 Englewood, CO 80112-5000 (303) 290-8700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Andrew L. Schroeder
MarkWest Energy GP, L.L.C.
155 Inverness Drive West
Suite 200
Englewood, CO 80112-5000
(303) 290-8700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
David P. Oelman Vinson & Elkins L.L.P. 2300 First City Tower 1001 Fannin, Suite 3600 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Units(1)	1,304,438	$45.03	$58,738,843	$7,443

(1)
Estimated solely for the purpose of determining the registration fee on the basis of the average high and low prices of the units on the American Stock Exchange on November 18, 2004.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED NOVEMBER 24, 2004

PROSPECTUS

1,304,438 Common Units

MarkWest Energy Partners, L.P.

Representing Limited Partner Interests

        This prospectus relates to the offer and sale from time to time of up to an aggregate of 1,304,438 common units for the account of the common unitholders referred to in this prospectus. All of the common units were originally sold to the selling unitholders in a private placement exempt from the registration requirements of the Securities Act of 1933. Our common units are traded on the American Stock Exchange under the symbol "MWE."

        The common units covered by this prospectus may be sold at market prices prevailing at the time of sale or at negotiated prices. We will not receive any of the proceeds from the sale of the common units covered by this prospectus.

        Limited partnerships are inherently different from corporations. You should carefully consider each of the factors described under "Risk Factors," which begin on page 2 of this prospectus before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        In connection with certain sales of securities hereunder, a prospectus supplement may accompany this prospectus.

The date of this prospectus is                       , 2004

        You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling unitholders have authorized any other person to provide you with different information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, the selling unitholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the selling unitholders. Each time a selling unitholder sells securities, the selling unitholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling unitholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

        Additional information, including our financial statements for the fiscal year ended December 31, 2003 and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. See "Where You Can Find More Information." You are urged to read this prospectus, including the "Risk Factors," and our SEC reports in their entirety.

        As used in this prospectus, "we," "us," "our," "the Partnership" and "MarkWest Energy Partners" mean MarkWest Energy Partners, L.P. and, where the context requires, include our operating subsidiaries.

FORWARD-LOOKING STATEMENTS

        Statements included in this prospectus which are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements.

        These forward-looking statements are made based upon management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

        Important factors that could cause our actual results of operations or our actual financial condition to differ include, but are not necessarily limited to:

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  Our ability to successfully integrate our recent or future acquisitions:

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  The availability of raw natural gas supply for our gathering and processing services;

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  Our substantial debt and other financial obligations could adversely impact our financial condition;

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  The availability of NGLs for our transportation, fractionation and storage services;

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  Our dependence on certain significant customers, producers, gatherers, treaters, and transporters of natural gas, including MarkWest Hydrocarbon;

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  The risks that third-party natural gas exploration and production activities will not occur or be successful;

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  Prices of NGL products and crude oil, including the effectiveness of any hedging activities, and indirectly by natural gas prices;

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  Competition from other NGL processors, including major energy companies;

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  Changes in general economic conditions in regions in which our products are located; and

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  Our ability to identify and consummate grass roots projects or acquisitions complementary to our business.

        These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. The Partnership undertakes no obligation to update publicly any forward-looking statement whether as a result of new information or future events.

        For a more detailed description of these particular forward-looking statements and for other factors that may affect any forward-looking statements, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 of our most recently filed Annual Report on Form 10-K and Items 2 of our Quarterly Reports on Forms 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004, as incorporated herein by reference.

        When considering any forward-looking statement, you should also keep in mind the risk factors described under the section entitled "Risk Factors" beginning on page 2 of this prospectus and any other risk factors described in an accompanying prospectus supplement. Investors are cautioned not to put undue reliance on forward-looking statements.

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MARKWEST ENERGY PARTNERS

        MarkWest Energy Partners, L.P., a publicly traded Delaware limited partnership, is engaged in the gathering, processing and transmission of natural gas, the transportation, fractionation and storage of natural gas liquids (NGLs) and the gathering and transportation of crude oil. Our natural gas gathering operations consist of over 600 miles of gathering pipeline servicing over 2,200 wells located in some of the nation's most prolific natural gas producing regions, including the Permian and East Texas Basins in Texas and the Anadarko Basin in Oklahoma. In the Appalachian Basin, we have natural gas processing capacity of over 350 MMcf/d, which makes us the largest natural gas processor in the region, and our processing volumes feed our 600,000 gallon per day Siloam fractionation plant in South Shore, Kentucky. In Michigan, we own the primary intrastate crude oil pipeline, with approximately 250 miles of pipeline serving over 1,000 crude oil producing wells.

        We focus on providing fee-based services to customers and attempt to limit our commodity price risks and our primary strategy is to increase distributable cash flow per unit by:

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  Expanding operations through acquisitions.    We intend to continue to pursue strategic acquisitions of assets and businesses in our existing areas of operation in order to expand our current asset base, personnel and customer relationships. For example, our East Texas System, Pinnacle, Lubbock pipeline and western Oklahoma acquisitions have enabled us to establish and develop a new primary area of operation in the Southwest. In addition, we seek to acquire assets outside of our current areas of operation with towards creating new operating areas.

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  Increasing utilization of our existing facilities.    We seek to capture additional natural gas and crude oil production from existing customers and to provide services to other natural gas and crude oil producers in our areas of operation.

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  Expanding operations through new construction.    By expanding our existing infrastructure and customer relationships, we intend to continue growing our asset base in our primary areas to meet the anticipated need for additional midstream services.

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  Securing additional long-term, fee-based contracts.    We intend to continue to secure long-term, fee-based contracts in both our existing operations and through strategic acquisitions in order to minimize our exposure to short-term changes in commodity prices.

        We began conducting operations on May 24, 2002, the date of the closing of our initial public offering (the IPO). We were formed by MarkWest Hydrocarbon, Inc. (MarkWest Hydrocarbon) to acquire most of its natural gas gathering and processing and NGL transportation, fractionation and storage assets. MarkWest Hydrocarbon formed us as a publicly traded limited partnership primarily to reduce our cost of capital thereby enhancing our ability to more efficiently grow our operations. The limited partnership structure provides us with access to capital markets as a source of financing in addition to that provided by our credit facility, as well as the ability to use common units in connection with acquisitions.

        Our principal executive office is located at 155 Inverness Drive West, Suite 200, Englewood, Colorado 80112-5000. Our telephone number is 303-290-8700. Our common units trade on the American Stock Exchange under the symbol "MWE."

RISK FACTORS

        Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in the common units.

        If any of the following risks were actually to occur, our business, financial condition, or results of operations could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Inherent in Our Business

If we are unable to successfully integrate our recent or future acquisitions, our future financial performance may be negatively impacted.

        Our future growth will depend in part on our ability to integrate our recent acquisitions, and our ability to make future acquisitions of assets and businesses at attractive prices. We recently completed the acquisition of the Carthage gathering system and natural gas assets in East Texas, or East Texas System, and western Oklahoma and Michigan Crude Pipeline acquisitions, which geographically expanded our operations in the Southwest, particularly East Texas and Oklahoma, and expanded our operations in Michigan. We cannot assure you that we will successfully integrate these or any other acquisitions into our operations, or that we will achieve the desired profitability from such acquisitions. Failure to successfully integrate these substantial or future acquisitions could adversely affect our operations and cash flows available for distribution to our unitholders.

        The integration of acquisitions with our existing business involves numerous risks, including:

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  operating a significantly larger combined organization and integrating additional midstream operations to our existing operations;

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  difficulties in the assimilation of the assets and operations of the acquired businesses, especially if the assets acquired are in a new business segment or geographic area;

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  the loss of customers or key employees from the acquired businesses;

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  the diversion of management's attention from other business concerns;

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  the failure to realize expected synergies and cost savings;

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  coordinating geographically disparate organizations, systems and facilities;

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  integrating personnel from diverse business backgrounds and organizational cultures; and

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  consolidating corporate and administrative functions.

        Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, we may discover previously unknown liabilities associated with the acquired business for which we have no recourse from the seller under applicable indemnification provisions or otherwise. Moreover, the acquired assets will be subject to the same stringent environmental laws and regulations relating to releases of pollutants into the environment and environmental protection as our existing plants, pipelines and facilities, and thus our operation of these new assets could cause us to incur increased costs to attain or maintain compliance with such laws and regulations. If we consummate any future acquisition, our capitalization and results of operation may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources. If we consummate any future acquisition, our capitalization and results of operation may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

        Our acquisition strategy is based in part on our expectation of ongoing divestitures of assets within the midstream industry. A material decrease in such divestitures will limit our opportunities for future acquisitions and could adversely affect our operations and cash flows available for distribution to our unitholders.

Our indebtedness may limit our ability to borrow additional funds, make distributions to you or capitalize on acquisitions or other business opportunities.

        Borrowings under our credit facility vary and can be material as we finance our working capital needs and expansion and acquisition opportunities. Payments of principal and interest on the indebtedness will reduce the cash available for distribution on our units. Our credit facility contains various covenants limiting our ability to incur indebtedness, grant liens, engage in transactions with affiliates, make distributions to our unitholders and capitalize on acquisition or other business opportunities. It also contains covenants requiring us to maintain certain financial ratios and minimum tangible net worth. We are prohibited from making any distribution to unitholders if such distribution would cause a default or an event of default under our credit facility. Borrowings under our bank credit facility that are used to pay distributions to unitholders are also limited. Any subsequent refinancing of our current indebtedness or any new indebtedness could have similar or greater restrictions.

We may not have sufficient cash after the establishment of cash reserves and payment of our general partner's fees and expenses to enable us to pay the minimum quarterly distribution.

        We may not have sufficient available cash each quarter to pay the minimum quarterly distribution. Under the terms of our partnership agreement, we must pay our general partner's fees and expenses and set aside any cash reserve amounts before making a distribution to our unitholders. Our ability to pay the minimum quarterly distribution will depend upon a number of factors, some of which are beyond our control, including:

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  cash flow generated by our operations;

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  the costs of acquisitions, if any;

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  fluctuations in our working capital;

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  restrictions contained in our debt instruments and required payments of principal and interest on our debt;

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  our ability to make borrowings under our credit facility;

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  the level of capital expenditures we make;

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  prevailing economic conditions; and

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  the amount, if any, of cash reserves made by our general partner in its discretion.

        Furthermore, you should be aware that our ability to pay the minimum quarterly distribution each quarter depends primarily on cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. Therefore, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record profits.

A significant decrease in natural gas production in our areas of operation, due to the decline in production from existing wells, depressed commodity prices or otherwise, would reduce our ability to make distributions to our unitholders.

        Our profitability is materially impacted by the volume of natural gas we gather, transmit and process and NGLs we transport and fractionate at our facilities. A material decrease in natural gas production in our areas of operation would result in a decline in the volume of natural gas delivered to our pipelines and facilities for gathering, transmitting and processing and NGLs delivered to our pipelines and facility for fractionation and transportation. The effect of such a material decrease would be to reduce our revenue and operating income and, therefore, our ability to make distributions to our unitholders. Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. We have no control over the level of drilling activity in the areas of operations, the amount of reserves underlying the wells and the rate at which production from a well will decline, sometimes referred to as the "decline rate." In addition, we have no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulation and the availability and cost of capital. Failure to connect new wells to our gathering systems would, therefore, result in the amount of natural gas we gather, transmit and process and the amount of NGLs we transport and fractionate being reduced substantially over time and could, upon exhaustion of the current wells, cause us to abandon our gathering systems and, possibly, cease gathering operations. Our ability to connect to new wells will be dependent on the level of drilling activity in our areas of operations and competitive market factors. As a consequence of such declines, our revenues and our ability to make distributions to unitholders would be materially adversely affected.

Our substantial debt and other financial obligations could impair our financial condition and our ability to fulfill our debt obligations.

        We have substantial indebtedness and other financial obligations. As of November 19, 2004, we had approximately $225.0 million of total indebtedness outstanding and availability of approximately $38.6 million under our $200.0 million credit facility.

        Subject to the restrictions governing our indebtedness and other financial obligations and the indenture governing the notes, we may incur significant additional indebtedness and other financial obligations, which may be secured and/or structurally senior to our senior notes.

        Our substantial indebtedness and other financial obligations could have important consequences to you. For example, it could:

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  make it more difficult for us to satisfy our obligations with respect to our senior notes;

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  impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

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  result in higher interest expense in the event of increases in interest rates since some of our debt is, and will continue to be, at variable rates of interest;

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  have a material adverse effect on us if we fail to comply with financial and restrictive covenants in our debt agreements and an event of default occurs as a result of that failure that is not cured or waived;

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  require us to dedicate a substantial portion of our cash flow to payments on our indebtedness and other financial obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general partnership requirements;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

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  place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

        If we are unable to meet our debt service obligations and other financial obligations, we could be forced to restructure or refinance our indebtedness and other financial transactions, seek additional equity capital or sell our assets. We may then be unable to obtain such financing or capital or sell our assets on satisfactory terms, if at all.

Restrictive covenants in the agreements governing our indebtedness may reduce our operating flexibility.

        The indenture governing our senior notes and agreements governing our credit facility and other future indebtedness contain or will contain various covenants limiting our ability and the ability of specified subsidiaries of ours to, among other things:

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  sell assets;

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  pay dividends on, redeem or repurchase our equity interests or redeem or repurchase our subordinated debt;

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  make investments;

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  incur or guarantee additional indebtedness or issue preferred securities;

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  create or incur certain liens;

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  enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

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  consolidate, merge or transfer all or substantially all of our assets;

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  engage in transactions with affiliates;

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  create unrestricted subsidiaries; and

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  enter into sale and leaseback transactions.

        These restrictions could limit our ability and the ability of our subsidiaries to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Our existing credit facility contains covenants requiring us to maintain specified financial ratios and satisfy other financial conditions. We may be unable to meet those ratios and conditions. Any future breach of any of these covenants or our failure to meet any of these ratios or conditions could result in a default under the terms of our credit facility, which could result in acceleration of our debt and other financial obligations. If we were unable to repay those amounts, the lenders could initiate a bankruptcy proceeding or liquidation proceeding or proceed against the collateral.

A material decrease in the supply of crude oil available for transport through our Michigan Crude Pipeline, or a significant decrease in demand for refined products in the markets served by this pipeline, could adversely affect our revenues and cash flow.

        The volume of crude oil we transport through our Michigan Crude Pipeline depends on the availability of attractively priced crude oil produced in the areas accessible to our crude oil pipeline. If there were a material decrease in the volume of crude oil shipped on the pipeline due to reduced production from our shippers, less expensive supplies of crude oil available to the markets served by our pipeline, competition from trucks or reduced demand for refined product, our revenues would be reduced unless we are able to raise our tariffs on the pipeline sufficiently to offset the revenues lost due to the reduced volumes. Our ability to raise tariffs might be constrained by competitive market forces.

        Likewise, a sustained decrease in demand for refined products in the markets served by our crude oil pipeline would adversely affect our revenues and cash flow. Factors that could lead to a decrease in market demand include:

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  a recession or other adverse economic condition that results in lower spending by consumers on gasoline, diesel fuel, and travel;

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  an increase in the market price of crude oil that leads to higher refined product prices;

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  higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of gasoline or other refined products; and

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  a shift by consumers to more fuel-efficient or alternative fuel vehicles or an increase in fuel economy, whether as a result of technological advances by manufacturers, pending legislation proposing to mandate higher fuel economy, or otherwise.

We depend on third parties for the raw natural gas we transport through our East Texas System facilities.

        We depend on numerous suppliers, including Devon Energy, to provide a significant portion of the raw natural gas for our transportation through the East Texas System. If Devon Energy, or a significant number of other producers, were to decrease materially the supply of raw natural gas to our East Texas System facilities for any reason, we could experience difficulty in replacing those lost volumes. Because our operating costs are primarily fixed, a reduction in the volumes of raw natural gas delivered to us would result not only in a reduction of revenues but also a decline in net income and cash flow of similar or greater magnitude.

We depend upon third parties for the raw natural gas we process and the NGLs we fractionate at our Appalachian facilities, and any reduction in these quantities could reduce our ability to make distributions to our unitholders.

        We depend upon Columbia Natural Resources, Inc., or Columbia Resources, and Equitable Production Company, or Equitable, to provide a significant portion of the raw natural gas and NGLs for our processing, transportation, fractionation, and storage facilities in the Appalachian basin.

        Raw natural gas from Columbia Resources, Equitable and the other third party producers are committed to us pursuant to our processing agreements with MarkWest Hydrocarbon and our contract with Equitable. The raw gas and NGLs committed to us by MarkWest Hydrocarbon are in turn committed to it pursuant to its agreements with third party producers. We depend on these contracts for our supply of natural gas and NGLs. Pursuant to these contracts, Columbia Resources, Equitable and the other producers are under no obligation to deliver a specific quantity of raw natural gas or NGLs to our facilities. If Columbia Resources, Equitable or a significant number of other producers were to decrease materially the supply of raw natural gas or NGLs to our facilities for any reason, we could experience difficulty in replacing those lost volumes. Because our operating costs are primarily fixed, a reduction in the volumes of raw natural gas or NGLs delivered to us would result not only in a reduction of revenues but also a decline in net income and cash flow of similar or greater magnitude, which would reduce our ability to make distributions to our unitholders.

We derive a significant portion of our revenues from our gas processing, transportation, fractionation and storage agreements with MarkWest Hydrocarbon and its failure to satisfy its payment or other obligations under these agreements could reduce our revenues and cash flow and in turn reduce our ability to make distributions to our unitholders.

        Historically, MarkWest Hydrocarbon has accounted for a material percentage of our revenues and a substantial percentage of our gross margin. These revenues and margins are generated by the volumes of raw natural gas contractually committed to MarkWest Hydrocarbon by the Appalachian producers described above, and the fees generated from processing, transportation, fractionation and storage services provided to MarkWest Hydrocarbon. We expect to derive a significant portion of our revenues and gross margin from the services we provide under our contracts with MarkWest Hydrocarbon for the foreseeable future. Any default or nonperformance by MarkWest Hydrocarbon of its contractual obligations to us could significantly reduce our revenues and cash flows and reduce our ability to make distributions to our unitholders. Thus, any factor or event adversely affecting MarkWest Hydrocarbon's business, creditworthiness or its ability to perform under its contracts with us or its other contracts related to our business could also adversely affect us.

The fees charged to third parties under our gathering, processing, transmission, transportation, fractionation and storage agreements may not escalate sufficiently to cover increases in costs and the agreements may not be renewed or may be suspended in some circumstances, which would reduce our ability to make distributions to our unitholders.

        Our costs may increase at a rate greater than the rate that the fees that we charge to third parties increase pursuant to our contracts with them. Furthermore, third parties may not renew their contracts with us. Additionally, some third parties' obligations under their agreements with us may be permanently or temporarily reduced upon the occurrence of certain events, some of which are beyond our control, including force majeure events wherein the supply of either natural gas, NGLs or crude oil are curtailed or cut off. Force majeure events include (but are not limited to) revolutions, wars, acts of enemies, embargoes, import or export restrictions, strikes, lockouts, fires, storms, floods, acts of God, explosions, mechanical or physical failures of equipment or facilities of the Partnership or third parties. If the escalation of fees is insufficient to cover increased costs, if third parties do not renew or extend their contracts with us, or if any third party suspends or terminates its contracts with us, our ability to make distributions to our unitholders will be reduced.

We are exposed to the credit risk of our customers and counterparties, and a general increase in the nonpayment and nonperformance by our customers could reduce our ability to make distributions to our unitholders.

        We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any increase in the nonpayment and nonperformance by our customers could reduce our ability to make distributions to our unitholders.

We may not be able to retain existing customers or acquire new customers, which would reduce our revenues and limit our future profitability.

        The renewal or replacement of existing contracts with our customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors beyond our control, including competition from other pipelines, and the price of, and demand for, natural gas, NGLs and crude oil in the markets we serve. Our competitors include large oil, natural gas, refining and petrochemical companies, some of whom have greater financial resources and access to raw natural gas and NGL supplies than we do. Additionally, our customers who gather gas through facilities that are not otherwise dedicated to us may develop their own processing and fractionation facilities in lieu of using our services. In addition, certain of our competitors may have advantages in competing for acquisitions or other new business opportunities because of their financial resources and access to raw natural gas and NGL supplies.

        As a consequence of the increase in competition in the industry and volatility of natural gas prices, end-users and utilities are reluctant to enter into long-term purchase contracts. Many end-users purchase natural gas from more than one natural gas company and have the ability to change providers at any time. Some of these end-users also have the ability to switch between gas and alternative fuels in response to relative price fluctuations in the market. Because there are numerous companies of greatly varying size and financial capacity that compete with us in the marketing of natural gas, we often compete in the end-user and utilities markets primarily on the basis of price. The inability of our management to renew or replace our current contracts as they expire and to respond appropriately to changing market conditions could have a negative effect on our profitability.

Growing our business by constructing new pipelines and processing and treating facilities subjects us to construction risks and risks that natural gas supplies will not be available upon completion of the facilities.

        One of the ways we intend to grow our business is through the construction of additions to our existing gathering systems and construction of new gathering, processing and treating facilities. The construction of gathering, processing and treating facilities requires the expenditure of significant amounts of capital, which may exceed our expectations, and involves numerous regulatory, environmental, political and legal uncertainties. If we undertake these projects, we may not be able to complete them on schedule or at all or at the budgeted cost. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline, the construction will occur over an extended period of time, and we will not receive any material increases in revenues until after completion of the project. Furthermore, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. We may also rely on estimates of proved reserves in our decision to construct new pipelines and facilities, which may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of proved reserves. As a result, new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our results of operations and financial condition.

Our profitability is affected by the volatility of NGL product and natural gas prices.

        The profitability of our natural gas processing and NGL fractionation operations is affected by volatility in prevailing NGL product and natural gas prices. Changes in the prices of NGL products correlate closely with changes in the price of crude oil. NGL product and natural gas prices have been subject to significant volatility in recent years in response to relatively minor changes in the supply and demand for NGL products and natural gas, market uncertainty and a variety of additional factors that are beyond our control, including:

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  the level of domestic oil, natural gas and NGL production;

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  imports of crude oil, natural gas and NGLs;

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  seasonality;

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  the condition of the U.S. economy;

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  political conditions in other oil-producing and natural gas-producing countries; and

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  domestic government regulation, legislation and policies.

        The gross margin we realize under percent-of-proceeds and percent-of-index contracts is directly affected by changes in NGL product prices and natural gas prices, and is therefore more subject to volatility in commodity prices than our fee-based contracts. In addition, our Arapaho plant processes natural gas pursuant to keep-whole contracts. Additionally, changes in natural gas prices may indirectly impact our profitability since prices can influence drilling activity and well operations and thus the volume of gas we gather and process.

        In the past, the prices of natural gas and NGLs have been extremely volatile, and we expect this volatility to continue.

We are subject to operating and litigation risks that may not be covered by insurance.

        Our operations are subject to all operating hazards and risks incidental to processing, transporting, fractionating, and storing natural gas and NGLs and to transporting and storing crude oil. These hazards include:

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  damage to pipelines, plants, related equipment and surrounding properties caused by floods and other natural disasters;

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  inadvertent damage from construction and farm equipment;

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  leakage of crude oil, natural gas, NGLs and other hydrocarbons;

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  fires and explosions; and

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  other hazards, including those associated with high-sulfur content, or sour gas, that could also result in personal injury and loss of life, pollution and suspension of operations.

        As a result, we may be a defendant in various legal proceedings and litigation arising from our operations. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased substantially, and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers are now requiring broad exclusions for losses due to war risk and terrorist acts. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

Transportation on certain of our pipelines could become subject to the jurisdiction of the Federal Energy Regulatory Commission.

        Certain of our pipelines could in the future become subject to the jurisdiction of the Federal Energy Regulatory Commission, or FERC, depending upon possible changes in the factual circumstances upon which each pipeline's jurisdictional status is based. Such a change could adversely affect the terms of service, rates and revenues of such pipelines.

        The Michigan Crude Pipeline is not currently subject to the jurisdiction of the FERC. If a shipper sought to challenge the jurisdictional status of this pipeline, however, FERC could determine that transportation on this pipeline is within its jurisdiction under the Interstate Commerce Act, thereby requiring us to file a tariff and cost-based rates for such transportation with FERC. While no shipper has filed a formal complaint, one shipper on the Michigan Crude Pipeline has contacted FERC about the transportation rates and to question the jurisdictional status of the pipeline. FERC requested that we and the shipper resolve the dispute. If we are unable to successfully resolve this dispute or any future dispute over the jurisdictional status of the Michigan Crude Pipeline, it could become subject to FERC regulation, and the cost of compliance with that regulation could adversely affect our profitability.

Our business is subject to federal, state and local laws and regulations with respect to environmental, safety and other regulatory matters, and the violation of or the cost of compliance with such laws and regulations could adversely affect our profitability.

        Our business is subject to the jurisdiction of numerous governmental agencies who enforce complex and stringent laws and regulations with respect to a wide range of environmental, safety and other regulatory matters. We could be adversely affected by increased costs due to more strict pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental laws and regulations might adversely impact our products and activities, including the gathering, processing, transportation, fractionation, and storage of raw natural gas and NGLs and the transportation and storage of crude oil. Federal, state and local agencies also could impose additional safety requirements, any of which could affect our profitability. In addition, we face the risk of accidental releases or spills associated with our operations, which could result in material costs and liabilities, including those relating to claims for damages to property and persons. Failure by us to comply with environmental or safety-related laws and regulations could result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory and remedial obligations and even the issuance of injunctions that restrict or prohibit the performance of our operations.

        Furthermore, our gas gathering and crude oil transportation operations in Michigan are subject to regulation at the state level, which increases the costs of operating our pipeline facilities. Matters subject to regulation include rates on our natural gas pipelines, as well as service and safety on all our pipelines. In addition, our lateral pipelines in Texas and Oklahoma are subject to the jurisdiction of the Texas Railroad Commission and the Oklahoma Corporation Commission, respectively. Changes in state regulations, or our status under these regulations due to configuration changes in our operating facilities, that subject us to further regulation could have a material adverse effect on our financial condition.

We are indemnified for liabilities arising from an ongoing remediation of property on which our facilities are located and our results of operation and our ability to make cash distributions to our unitholders could be adversely affected if the indemnifying party fails to perform its indemnification obligation.

        Columbia Gas is the previous or current owner of the property on which our Kenova, Boldman, Cobb and Kermit facilities are located and is the previous operator of our Boldman and Cobb facilities. Columbia Gas has been or is currently involved in investigatory or remedial activities with respect to the real property underlying the Boldman and Cobb facilities pursuant to an "Administrative Order by Consent for Removal Actions" entered into by Columbia Gas and the U.S. Environmental Protection Agency and, in the case of the Boldman facility, an "Agreed Order" with the Kentucky Natural Resources and Environmental Protection Cabinet.

        Columbia Gas has agreed to retain sole liability and responsibility for, and to indemnify MarkWest Hydrocarbon against, any environmental liabilities associated with these regulatory orders or the real property underlying these facilities to the extent such liabilities arose prior to the effective date of the agreements pursuant to which such properties were acquired or leased from Columbia Gas. At the closing of our initial public offering, MarkWest Hydrocarbon assigned us the benefit of its indemnity from Columbia Gas with respect to the Cobb, Boldman and Kermit facilities. While we are not a party to the agreement under which Columbia Gas agreed to indemnify MarkWest Hydrocarbon with respect to the Kenova facility, MarkWest Hydrocarbon has agreed to provide to us the benefit of its indemnity, as well as any other third-party environmental indemnity of which it is a beneficiary. MarkWest Hydrocarbon has also agreed to provide us an additional environmental indemnity pursuant to the terms of the omnibus agreement. Our results of operation and our ability to make cash distributions to our unitholders could be adversely affected if in the future either Columbia Gas or MarkWest Hydrocarbon fails to perform under the indemnification provisions of which we are the beneficiary.

The amount of gas we process, gather and transmit or the crude oil we gather and transport may be reduced if the pipelines to which we deliver the natural gas or crude oil cannot or will not accept the gas or crude oil.

        All of the natural gas we process, gather and transmit is delivered into pipelines for further delivery to end users. If these pipelines cannot or will not accept delivery of the gas due to downstream constraints on the pipeline, we will be forced to limit or stop the throughput of gas through our pipelines and processing systems. In addition, interruption of pipeline service upstream of our processing facilities would likewise limit or stop throughput through our processing facilities. Likewise, if the pipelines into which we deliver crude oil are interrupted, we will be limited in, or prevented from, conducting our crude oil transportation operations. Such interruptions or constraints on pipeline service may be caused by any number of factors beyond our control, including necessary and scheduled maintenance as well as unexpected damage to the pipeline. Since our revenues and gross margin depend upon the volumes of natural gas we process, gather and transmit, the throughput of NGLs through our transportation, fractionation and storage facilities and the volume of crude oil we gather and transport, any such limitation or reduction of volumes could result in a material reduction in our gross margin.

Our business would be adversely affected if operations at any of our facilities were interrupted.

        Our operations are dependent upon the infrastructure that we have developed, including processing and fractionation plants, storage facilities and various means of transportation. Any significant interruption at these facilities or pipelines or our inability to transmit natural gas or NGLs, or transport crude oil to or from these facilities or pipelines for any reason would adversely affect our results of operations. Operations at our facilities could be partially or completely shut down, temporarily or permanently, as the result of any number of circumstances that are not within our control, such as:

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  unscheduled turnarounds or catastrophic events at our physical plants;

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  labor difficulties that result in a work stoppage or slowdown; and

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  a disruption in the supply of crude oil to our crude oil pipeline, natural gas to our processing plants or gathering pipelines, or a disruption in the supply of NGLs to our transportation pipeline and fractionation facility.

Our business and operations could be adversely affected by terrorist attacks.

        On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope, and the United States and others instituted military action in response. Since the September 11th attacks, the U.S. government has issued public warnings that indicate that energy assets, specifically our nation's pipeline infrastructure, production facilities and transmission and distribution facilities, might be specific targets of terrorist organizations. The continued threat of terrorism and the impact of military and other actions will likely lead to increased volatility in prices for natural gas and oil and could affect the markets for our products. In addition, future acts of terrorism could be directed against companies operating in the United States, particularly those engaged in sectors essential to our economic prosperity, such as natural resources. These developments have subjected our operations to increased risk and, depending on their ultimate magnitude, could have a material adverse affect on our business.

Due to our lack of asset diversification, adverse developments in our gathering, processing, transportation, transmission, fractionation and storage business would reduce our ability to make distributions to our unitholders.

        We rely exclusively on the revenues generated from our gathering, processing, transportation, transmission, fractionation and storage businesses. Due to our lack of asset diversification, an adverse development in one of these businesses would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

Risks Related to Our Partnership Structure

Cost reimbursements and fees due our general partner may be substantial and reduce our cash available for distribution to you.

        Payments to our general partner may be substantial and reduce the amount of available cash for distribution to unitholders. Prior to making any distribution on the common units, we reimburse our general partner for all expenses it incurs on our behalf. Our general partner has sole discretion in determining the amount of these expenses. Our general partner and its affiliates also may provide us other services for which we will be charged fees as determined by our general partner.

MarkWest Hydrocarbon and its affiliates have conflicts of interest and limited fiduciary responsibilities, which may permit them to favor their own interests to your detriment.

        MarkWest Hydrocarbon and its affiliates own and control our general partner. MarkWest Hydrocarbon and its affiliates also own a significant limited partner interest in us. A number of officers and employees of MarkWest Hydrocarbon and our general partner also own interests in us. Conflicts of interest may arise between MarkWest Hydrocarbon and its affiliates, including our general partner, on the one hand, and us, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

  Conflicts Relating to Control:

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  employees of MarkWest Hydrocarbon who provide services to us also devote significant time to the businesses of MarkWest Hydrocarbon and are compensated by MarkWest Hydrocarbon for these services;

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  neither our partnership agreement nor any other agreement requires MarkWest Hydrocarbon to pursue a future business strategy that favors us or utilizes our assets for processing, transportation or fractionation services we provide. MarkWest Hydrocarbon's directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of MarkWest Hydrocarbon;

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  our general partner is allowed to take into account the interests of parties other than us, such as MarkWest Hydrocarbon, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

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  our general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty. As a result of purchasing units, our unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law;

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  our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including the processing, transportation and fractionation agreements with MarkWest Hydrocarbon;

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  our general partner decides whether to retain separate counsel, accountants or others to perform services for us;

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  in some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units or to make incentive distributions or to hasten the conversion of subordinated units; and

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  our partnership agreement gives our general partner broad discretion in establishing financial reserves for the proper conduct of our business. These reserves also will affect the amount of cash available for distribution. Our general partner may establish reserves for distribution on the subordinated units, but only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters.

  Conflicts Relating to Costs:

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  our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities and reserves, each of which can affect the amount of cash that is distributed to our unitholders;

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  our general partner determines which costs incurred by MarkWest Hydrocarbon and its affiliates are reimbursable by us; and

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  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

Unitholders have less ability to elect or remove management than holders of common stock in a corporation.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business, and therefore limited ability to influence management's decisions regarding our business. Unitholders did not elect our general partner or its board of directors and have no right to elect our general partner or its board of directors on an annual or other continuing basis.

        The board of directors of our general partner is chosen by MarkWest Hydrocarbon and its affiliates. The directors of our general partner also have a fiduciary duty to manage our general partner in a manner beneficial to its members, MarkWest Hydrocarbon and its affiliates.

        Furthermore, if unitholders are dissatisfied with the performance of our general partner, they have little ability to remove our general partner. First, our general partner generally may not be removed except upon the vote of the holders of at least 66 2/3% of the outstanding units voting together as a single class. Also, if our general partner is removed without cause during the subordination period and units held by MarkWest Hydrocarbon and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. A removal under these circumstances would adversely affect the common units by prematurely eliminating their contractual right to distributions over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.

        Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of the unitholders' dissatisfaction with our general partner's performance in managing our partnership will most likely result in the termination of the subordination period.

        Furthermore, unitholders' voting rights are further restricted by the partnership agreement provision which states that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot be voted on any matter. In addition, the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

        These provisions may discourage a person or group from attempting to remove our general partner or otherwise change our management. As a result of these provisions, the price at which the common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

The control of our general partner may be transferred to a third party, and that party could replace our current management team, in each case without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of the owners of our general partner from transferring their ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices and to control the decisions taken by the board of directors and officers.

Our general partner's absolute discretion in determining the level of cash reserves may adversely affect our ability to make cash distributions to our unitholders.

        Our partnership agreement requires our general partner to deduct from operating surplus cash reserves that in its reasonable discretion are necessary to fund our future operating expenditures. In addition, the partnership agreement permits our general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party or to provide funds for future distributions to partners. These cash reserves will affect the amount of cash available for distribution to our unitholders.

Our partnership agreement contains provisions which reduce the remedies available to unitholders for actions that might otherwise constitute a breach of fiduciary duty by our general partner.

        Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to our unitholders. The partnership agreement also restricts the remedies available to unitholders for actions that would otherwise constitute breaches of our general partner's fiduciary duties. If you choose to purchase a common unit, you will be treated as having consented to the various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary duties under applicable state law.

MarkWest Hydrocarbon and its affiliates may engage in competition with us.

        MarkWest Hydrocarbon and its affiliates may engage in competition with us. Pursuant to the omnibus agreement, MarkWest Hydrocarbon and its affiliates have agreed not to engage in, whether by acquisition, construction or otherwise, the business of processing natural gas and transporting, fractionating and storing NGLs. These restrictions, however, do not apply to:

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  the gathering of natural gas;

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  any business operated by MarkWest Hydrocarbon or any of its subsidiaries at the closing of our initial public offering;

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  any business that MarkWest Hydrocarbon or any of its subsidiaries acquires or constructs that has a fair market value of less than $7.5 million;

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  any business that MarkWest Hydrocarbon or any of its subsidiaries acquires or constructs that has a fair market value of $7.5 million or more if we have been offered the opportunity to purchase the business for fair market value, and we decline to do so with the concurrence of the conflicts committee of our general partner; and

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  any business that MarkWest Hydrocarbon or any of its subsidiaries acquires or constructs where the fair market value of the restricted business is $7.5 million or more and represents less than 20% of the aggregate value of the entire business acquired or constructed; provided, however, that following completion of such acquisition or construction, we are provided the opportunity to purchase such restricted business, and we decline to do so with the concurrence of the conflicts committee of our general partner.

        Upon a change of control of MarkWest Hydrocarbon or a sale of the general partner by MarkWest Hydrocarbon, the non-competition provisions of the omnibus agreement will terminate.

We do not have any employees and rely solely on employees of MarkWest Hydrocarbon and its affiliates who serve as our agents.

        We do not have any employees and rely solely on employees of MarkWest Hydrocarbon and its affiliates who serve as our agents. MarkWest Hydrocarbon and its affiliates conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the employees who provide services to our general partner. If the employees of MarkWest Hydrocarbon and its affiliates do not devote sufficient attention to the management and operation of our business, our financial results may suffer and our ability to make distributions to our unitholders may be reduced.

We may issue additional common units without your approval, which would dilute your ownership interests.

        During the subordination period, our general partner, without the approval of our unitholders, may cause us to issue up to 1,207,500 additional common units. Our general partner may also cause us to issue an unlimited number of additional common units or other equity securities of equal rank with the common units, without unitholder approval, in a number of circumstances such as:

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  the issuance of common units in connection with acquisitions or capital improvements that increase cash flow from operations per unit on a pro forma basis;

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  the conversion of subordinated units into common units;

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  the conversion of units of equal rank with the common units into common units under some circumstances;

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  the conversion of the general partner interest and the incentive distribution rights into common units as a result of the withdrawal of our general partner;

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  issuances of common units under our long-term incentive plan; or

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  issuances of common units to repay indebtedness the cost of which to service is greater than the distribution obligations associated with the units issued in connection with the debt's retirement.

        The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

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  our unitholders' proportionate ownership interest in us will decrease;

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  the amount of cash available for distribution on each unit may decrease;

  •
  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

  •
  the relative voting strength of each previously outstanding unit may be diminished; and

  •
  the market price of the common units may decline.

        After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of our unitholders. Our partnership agreement does not give our unitholders the right to approve our issuance of equity securities ranking junior to the common units at any time.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

        If at any time more than 80% of the outstanding common units are owned by our general partner and its affiliates, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units.

You may not have limited liability if a court finds that unitholder action constitutes control of our business.

        Under Delaware law, you could be held liable for our obligations to the same extent as a general partner if a court determined that the right or the exercise of the right by our unitholders as a group to remove or replace our general partner, to approve some amendments to the partnership agreement, or to take other action under our partnership agreement constituted participation in the "control" of our business.

        Our general partner generally has unlimited liability for the obligations of the Partnership, such as its debts and environmental liabilities, except for those contractual obligations of the Partnership that are expressly made without recourse to our general partner.

        In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution.

Tax Risks to Common Unitholders

        You should read "Material Tax Consequences" for a more complete discussion of the expected federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by states. If the IRS treats us as a corporation or we become subject to entity-level taxation for state tax purposes, it would reduce the amount of cash available for distribution to you.

        The after-tax benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter that affects us.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum rate of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gain, loss or deduction would flow through to you. Treatment of us as a corporation would result in a material reduction in the after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

        Current law or our business may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available to pay distributions would be reduced. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution amount and the target distribution amount will be adjusted to reflect the impact of that law on us.

A successful IRS contest of the federal income tax positions we take may adversely impact the market for our common units.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter that affects us. The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not concur with our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne by us and directly or indirectly by our unitholders and our general partner.

You may be required to pay taxes even if you do not receive any cash distributions.

        You will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even the tax liability that results from that income.

Tax gain or loss on disposition of common units could be different than expected.

        A unitholder who sells common units will recognize a gain or loss equal to the difference between the amount realized and the adjusted tax basis in those common units. Prior distributions to a unitholder in excess of the total net taxable income allocated to that unitholder, which decreased the tax basis in that unitholder's common unit, will, in effect, become taxable income to that unitholder if the common unit is sold at a price greater than that unitholder's tax basis in that common unit, even if the price is less than the original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to that unitholder.

Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, including employee benefit plans and individual retirement accounts (known as IRAs), regulated investment companies (known as mutual funds) and foreign persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Recent legislation treats net income derived from the ownership of certain publicly traded partnerships (including us) as qualifying income to a regulated investment company. However, this legislation is only effective for taxable years beginning after October 22, 2004, the date of enactment. For taxable years beginning prior to the date of enactment, very little of our income will be qualifying income to a regulated investment company. Distributions to foreign persons will be reduced by withholding taxes imposed at the highest effective applicable tax rate, and foreign persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

We are registered as a tax shelter. This may increase the risk of an IRS audit of us or a unitholder.

        We are registered with the IRS as a "tax shelter." Our tax shelter registration number is 0218400024. The IRS requires that some types of entities, including some partnerships, register as "tax shelters" in response to the perception that they claim tax benefits that the IRS may believe to be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in our unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. You will bear the cost of any expense incurred in connection with an examination of your personal tax return.

We will treat each purchaser of common units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of our common units.

        Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our unitholders' tax returns.

You will likely be subject to state and local taxes in states where you do not live as a result of an investment in our common units.

        In addition to federal income taxes, you will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not reside in any of those jurisdictions. You will likely be required to file state and local income tax returns and pay state and local income taxes in many or all of the jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the common units contemplated by this prospectus. Please read "Selling Unitholders" for a list of the persons receiving proceeds from the sale of the common units.

DESCRIPTION OF THE COMMON UNITS

General

        The common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our partnership agreement.

        Our outstanding common units are listed in the American Stock Exchange, or AMEX, under the symbol "MWE."

        The transfer agent and registrar for our common units is Computershare Trust Company, Inc.

Status as Limited Partner or Assignee

        Except as described below under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional capital contributions to us.

Transfer of Common Units

        Each purchaser of common units offered by this prospectus must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions started in the transfer application. If this action is not taken, a purchaser will not be registered as a record holder of common units on the books of our transfer agent or issued a common unit certificate. Purchasers may hold common units in nominee accounts.

        An assignee, pending its admission as a substituted limited partner, is entitled to an interest in us equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of common units and will not receive distributions, federal income tax allocations or reports furnished to record holders of common units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred common units upon execution of a transfer application in respect of the common units. A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive distributions and reports pertaining to its common units.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his common units plus his share of any undistributed profits and assets.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership.

Reports and Records

        As soon as practicable, but in no event later than 120 days after the close of each fiscal year, our general partner will furnish or make available to each unitholder of record (as of a record date selected by our general partner) an annual report containing our audited financial statements for the past fiscal year. These financial statements will be prepared in accordance with generally accepted accounting principles. In addition, no later than 90 days after the close of each quarter (except the fourth quarter), our general partner will furnish or make available to each unitholder of record (as of a record date selected by our general partner) a report containing our unaudited financial statements and any other information required by law.

        Our general partner will use all reasonable efforts to furnish each unitholder of record information reasonably required for tax reporting purposes within 90 days after the close of each fiscal year. Our general partner's ability to furnish this summary tax information will depend on the cooperation of unitholders in supplying information to our general partner. Each unitholder will receive information to assist him in determining his U.S. federal and state and Canadian federal and provincial tax liability and filing his U.S. federal and state and Canadian federal and provincial income tax returns.

        A limited partner can, for a purpose reasonably related to the limited partner's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each partner;

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  a copy of our tax returns;

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  information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

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  copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

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  information regarding the status of our business and financial condition; and

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  any other information regarding our affairs as is just and reasonable.

Preemptive Rights

        None of the holders of common units are entitled to preemptive rights in respect of issuances of securities by us. Our general partner has the right, upon our issuance of any class of partnership securities to third parties, to purchase partnership securities of such class from us on the same terms that we issue such class of partnership securities to those third parties to the extent necessary to maintain the percentage interests of our general partner and its affiliates equal to that which existed immediately prior to our issuance of such class of partnership securities. Moreover, upon the issuance of any additional limited partner interests by us, our general partner is required to make additional capital contributions to maintain its general partner equity interest in us.

CASH DISTRIBUTION POLICY

        One of our principal objectives is to generate cash from our operations and to distribute cash to our partners each quarter. We are required to distribute to our partners 100% of our available cash each quarter. Our available cash is defined in our partnership agreement and is generally the sum of the cash we receive in a quarter less cash disbursements, adjusted for net changes in reserves.

        During the subordination period the holders of our common units are entitled to receive each quarter a minimum quarterly distribution of $0.50 per unit ($2.00 annualized) prior to any distribution of available cash to holders of our subordinated units. The subordination period is defined generally as the period that will end on the first day of any quarter beginning after June 30, 2009 if (1) we have distributed at least the minimum quarterly distribution on all outstanding units with respect to each of the immediately preceding three consecutive, non-overlapping four-quarter periods and (2) our adjusted operating surplus, as defined in our partnership agreement, during such periods equals or exceeds the amount that would have been sufficient to enable us to distribute the minimum quarterly distribution on all outstanding units on a fully diluted basis and the related distribution on the 2% general partner interest during those periods. In addition, from time to time, one-fifth of the subordinated units may convert to common units on a one-for-one basis after June 30, 2005 if we meet the tests set forth in our partnership agreement.

        During the subordination period, our cash is distributed first 98% to the holders of common units and 2% to our general partner until there has been distributed to the holders of common units an amount equal to the minimum quarterly distribution and any arrearages in the payment of the minimum quarterly distribution on the common units for any prior quarter. Any additional cash is distributed 98% to the holders of subordinated units and 2% to our general partner until there has been distributed to the holders of subordinated units an amount equal to the minimum quarterly distribution. If the subordination period ends, the rights of the holders of subordinated units will no longer be subordinated to the rights of the holders of common units and the subordinated units may be converted into common units.

        Our general partner is entitled to incentive distributions if the amount we distribute with respect to any quarter exceeds levels specified in our partnership agreement. Under the quarterly incentive distribution provisions, generally our general partner is entitled to 15% of amounts we distribute in excess of $0.55 per common unit, 25% of amounts we distribute in excess of $0.625 per common unit and 50% of amounts we distribute in excess of $0.75 per common unit.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. Our amended and restated partnership agreement has been filed with the Securities and Exchange Commission, and is incorporated by reference in this prospectus. The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

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  allocations of taxable income and other tax matters are described under "Tax Consequences"; and

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  rights of holders of common units are described under "Description of Our Common Units."

Purpose

        Our purpose under our partnership agreement is to serve as a member of our operating company and to engage in any business activities that may be engaged in by our operating company or that are approved by our general partner. All of our operations are conducted through our operating company, MarkWest Energy Operating Company, L.L.C., and its subsidiaries. We own 100% of the outstanding membership interest of the operating company. The limited liability company agreement of our operating company provide that it may engage in its operations as conducted immediately before our initial public offering or reasonably related thereto and any other activity approved by our general partner.

Power of Attorney

        Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

Reimbursements of Our General Partner

        Our general partner does not receive any compensation for its services as our general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating our business. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional partner securities and rights to buy partnership securities that are equal in rank with or junior to our common units on terms and conditions established by our general partner in its sole discretion without the approval of the unitholders. During the subordination period, however, except as set forth in the following paragraph, we may not issue equity securities ranking senior to the common units or an aggregate of more than approximately 1.2 million additional common units or an equivalent number of units that are equal in rank with our common units, in each case, without the approval of at least a majority of our outstanding common units and subordinated units, voting as separate classes.

        During or after the subordination period, we may issues an unlimited number of common units without the approval of the unitholders as follows:

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  upon the exercise of an underwriters' over-allotment option;

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  upon conversion of the subordinated units;

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  under employee benefit plans;

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  upon conversion of the general partner interest and incentive distribution rights as a result of a withdrawal of our general partner;

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  in the event of a combination or subdivision of common units;

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  in connection with an acquisition or a capital improvement that increases cash flow from operations per unit on a pro form a basis; or

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  if the proceeds of the issuance are used exclusively to repay indebtedness the cost of which to service is greater than the distribution obligations associated with the units issued in connection with its retirement.

        It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which common units are not entitled.

        Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to the issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendments to Our Partnership Agreement

        Amendments to our partnership agreement may be proposed only by our general partner. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or our general partner interest will require the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected. However, in some circumstances, more particularly described in our partnership agreement, our general partner may make amendments to our partnership agreement without the approval of our limited partners or assignees.

Withdrawal or Removal of Our General Partner

        Our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2012 without obtaining the approval of the holders of a majority of our outstanding common units, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2012, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days' notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

        Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding common units and subordinated units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of our outstanding common and subordinated units, voting as separate classes, agree in writing to continue our business and to appoint a successor general partner.

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than two-thirds of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding common units and subordinated units, voting as separate classes.

        While our partnership agreement limits the ability of our general partner to withdraw, it allows the general partner interest and incentive distribution rights to be transferred to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of our general partner. In addition, our partnership agreement expressly permits the sale, in whole or in part, of the ownership of our general partner. Our general partner may also transfer, in whole or in part, the common units and any other partnership securities it owns.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

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  first, towards the payment of all of our creditors; and

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  then, to our unitholders and our general partner in accordance with the positive balance in their respective capital accounts.

        The liquidator may defer liquidation of our assets for a reasonable period or distribute assets to our partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Change of Management Provisions

        Our partnership agreement contains the following specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change management:

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  any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, cannot be voted on any matter; and

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  the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

Limited Call Right

        If at any time our general partner and its affiliates own 80% or more of the issued and outstanding limited partner interests of any class, our general partner will have the right to acquire all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by our general partner on at least ten but not more than 60 days notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in our partnership agreement) of the limited partner interests of the class as of the date three days prior to the date that notice is mailed to the limited partners as provided in the partnership agreement and (2) the highest cash price paid by our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date our general partner first mails notice of its election to purchase those partnership securities.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify our general partner, its affiliates and their officers and directors to the fullest extent permitted by law, from and against all losses, claims or damages any of them may suffer by reason of their status as general partner, officer or director, as long as the person seeking indemnity acted in good faith and in a manner believed to be in or not opposed to our best interest. Any indemnification under these provisions will only be out of our assets. Our general partner and its affiliated shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate any indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates (including MarkWest Hydrocarbon, its officers and the officers, directors and owners of our general partner) or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

MATERIAL TAX CONSEQUENCES

        This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, expresses the opinion of Vinson & Elkins L.L.P., counsel to the general partner and us, insofar as it relates to federal income tax matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to MarkWest Energy Partners and the operating company.

        This section does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us and our general partner. No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

        (1)   the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales" in this prospectus);

        (2)   whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees" in this prospectus); and

        (3)   whether our method for depreciating Section 743 adjustments is sustainable (please read "—Tax Consequences of Unit Ownership—Section 754 Election" in this prospectus).

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status as a partnership for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which counsel has relied are:

        (a)   Neither we nor the operating company has elected or will elect to be treated as a corporation; and

        (b)   For each taxable year, more than 90% of our gross income has been and will be income from sources that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        If we fail to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The remainder of this section is based on Vinson & Elkins L.L.P.'s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of MarkWest Energy Partners will be treated as partners of MarkWest Energy Partners for federal income tax purposes. Also:

        (a)   assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

        (b)   unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of MarkWest Energy Partners for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales" in this prospectus.

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in MarkWest Energy Partners for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when such unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income from a publicly-traded partnership constitutes investment income for purposes of the limitations on the deductibility of investment interest. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing common units in our offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the partners in profits and losses, the interest of all the partners in cash flow and other nonliquidating distributions and rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," in this prospectus allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

  •
  any cash distributions received by the unitholder as to those units would be fully taxable; and

  •
  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    In general, the highest effective United States federal income tax rate for individuals currently is 35% and the maximum United States federal income tax rate for net capital gains of an individual currently is 15% if the asset disposed of was held for more than 12 months at the time of disposition.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury regulations. Please read "—Tax Treatment of Operations—Uniformity of Units" in this prospectus.

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Tax Treatment of Operations—Uniformity of Units" in this prospectus.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the

Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees" in this prospectus.

        Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by the general partner, its affiliates and our other unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" in this prospectus.

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We were not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss" in this prospectus.

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders to conform to a method permitted under future Treasury regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A purchaser of units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election" in this prospectus.

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election" in this prospectus. To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss" in this prospectus.

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income. Recent legislation also includes net income derived from the ownership of an interest in a "qualified publicly traded partnership" as qualified income to a regulated investment company. We expect that we will meet the definition of a qualified publicly traded partnership. However, this legislation is only effective for taxable years beginning after October 22, 2004.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective rate applicable to individuals, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names MarkWest Energy GP, L.L.C. as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

        (a)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

        (b)   whether the beneficial owner is

          (1)   a person that is not a United States person,

          (2)   a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

          (3)   a tax-exempt entity;

        (c)   the amount and description of units held, acquired or transferred for the beneficial owner; and

        (d)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy-related and Assessable Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

        (1)   for which there is, or was, "substantial authority," or

        (2)   as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        More stringent rules, including additional penalties and extended statutes of limitations, may apply as a result of our participation in "listed transactions" or "reportable transactions with a significant tax avoidance purpose." While we do not anticipate participating in such transactions, if any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income relating to such a transaction, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for penalties.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Considerations

        In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in 9 states, most of which impose income taxes. We may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder is urged to consider their potential impact on his investment in us. You may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement. You will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections" in this prospectus.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, we strongly recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state or local tax consequences of an investment in us.

SELLING UNITHOLDERS

        The following table sets forth information relating to the selling unitholders' beneficial ownership of our common units. This prospectus covers the offering for resale from time to time of up to 1,304,438 common units by owned by the selling unitholders, all of which were acquired in connection with our July 2004 private placement.

        No offer or sale under this prospectus may be made by a unitholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus to include additional selling unitholders upon request and upon provision of all required information to us, subject to the terms of the Registration Rights Agreement dated as of July 30, 2004 between us and the initial purchasers.

        The following table sets forth the name of each selling unitholder, the nature of any position, office, or other material relationship which the selling unitholder has had within the past three years with us or with any of our predecessors or affiliates, the amount of our common units beneficially owned by such unitholder prior to the offering, the amount being offered for the unitholder's account, the amount to be owned by such unitholder after completion of the offering and the percentage of common units outstanding owned after completion of the offering.

        We prepared the table based on information supplied to us by the selling unitholders. We have not sought to verify such information. Additionally, some or all of the selling unitholders may have sold or transferred some or all of their common units in exempt or non-exempt transactions, since the date on which the information in the table was provided to us. Other information about the selling unitholders may also change over time.

Selling Unitholders	Number of Common Units Beneficially Owned Prior to the Offering	Number of Common Units Being Offered Hereby	Number of Common Units Beneficially Owned After Completion of the Offering	Percentage of Common Units Outstanding Beneficially Owned After Completion of the Offering
Kayne Anderson Energy Fund II, L.P.	465,000	465,000	0	*
Kayne Anderson Capital Income Partners (QP), L.P.	17,000	17,000	0	*
Kayne Anderson MLP Fund, L.P.	234,800	72,000	162,800	2.1%
Kayne Anderson Capital Income Fund, Ltd.	14,000	14,000	0	*
Kayne Anderson Income Partners, L.P.	11,100	6,000	5,100	*
HFR RV Performance Master Trust	25,110	5,800	19,310	*
Tortoise Energy Infrastructure Corporation	805,810	579,710	226,100	3.0%
Energy Income and Growth Fund	230,178	144,928	85,250	1.1%

*
less than 1%

PLAN OF DISTRIBUTION

        We are registering the common units on behalf of the selling unitholders. As used in this prospectus, "selling unitholders" includes donees and pledgees selling common units received from a named selling unitholder after the date of this prospectus.

        Under this prospectus, the selling unitholders intend to offer our securities to the public:

  •
  through one or more broker-dealers;

  •
  through underwriters;

  •
  directly to investors.

        The selling unitholders may price the common units offered from time to time:

  •
  at market prices prevailing at the time of any sale under this registration statement;

  •
  at prices related to market prices; or

  •
  at negotiated prices.

        We will pay the costs and expenses of the registration and offering of the common units offered hereby. We will not pay any underwriting fees, discounts and selling commissions allocable to each selling unitholder's sale of its respective common units, which will be paid by the selling unitholders. Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

  •
  in or through one or more transactions (which may involve crosses and block transactions) or distributions;

  •
  on the American Stock Exchange;

  •
  in the over-the-counter market; or

  •
  in private transactions.

        Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

        To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions the selling unitholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

        In addition, the selling unitholders have advised us that they may sell common units in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

        Vinson & Elkins L.L.P., will pass upon the validity of the securities offered in this registration statement. The selling unitholders' counsel will advise them about other issues related to the offering.

EXPERTS

        The MarkWest Energy Partners, L.P. financial statements incorporated in this prospectus by reference to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

        The financial statements of American Central Eastern Texas Gas Company, Limited Partnership for the year ended December 31, 2003 incorporated in this prospectus by reference from the Partnership's Current Report on Form 8-K/A as filed with the SEC on September 13, 2004 have been so audited by BKD, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You can inspect and/or copy these reports and other information at offices maintained by the SEC, including:

  •
  the principal offices of the SEC located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and

  •
  The SEC's website at http://www.sec.gov.

        In addition, please call the SEC at 1-800-732-0330 for further information on their public reference room.

        Further, our common units are listed on the American Stock Exchange, and you can inspect similar information at the offices of the American Stock Exchange, located at 86 Trinity Place, New York, New York 10006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference information we file with it into this prospectus. This procedure means that we can disclose important information to you by referring you to documents on file or to be filed with the SEC. The information we incorporate by reference is part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for SEC reports we may have filed after the date of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to any Current Report on Form 8-K) until all offerings under this shelf registration are completed:

  •
  Our Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2003;

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004;

  •
  Our Current Reports on Forms 8-K or 8-K/A filed with the SEC on March 1, 2004, March 22, 2004, April 16, 2004, August 13, 2004, September 9, 2004, September 13, 2004, September 20, 2004, October 25, 2004, October 29, 2004, October 29, 2004 and November 12, 2004; and

  •
  The description of our common units contained in our Form 8-A, initially filed with the SEC on February 14, 2002, and any subsequent amendment filed thereto for the purpose of updating such description.

        You may request a copy of these filings at no cost by making written or telephone requests for copies to:

      MarkWest Energy Partners, L.P.
      155 Inverness Drive West, Suite 200
      Englewood, CO 80112-5000
      Attention: Andrew L. Schroeder
      Telephone: (303) 290-8700

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates. We will pay all expenses (other than underwriting discounts and commissions) incurred by the selling unitholders.

Securities and Exchange Commission registration fee	$7,443
Legal fees and expenses	35,000
Accounting fees and expenses	20,000
Printing expenses	5,000
Miscellaneous	5,000

TOTAL	$72,443

Item 15. Indemnification of Directors and Officers

        Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The partnership agreement of MarkWest Energy Partners L.P. provides that, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner;

  •
  any departing general partner;

  •
  any person who is or was an affiliate of a general partner or any departing general partner;

  •
  any person who is or was a member, partner, officer, director employee, agent or trustee of our general partner or any departing general partner or any affiliate of a general partner or any departing general partner; or

  •
  any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

        Any indemnification under these provisions will only be out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

        Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of the general partner, including liabilities under the Securities Act.

Item 16. Exhibits

(a)
Exhibits:

Exhibit Number		Description
3.1(1)	—	Certificate of Limited Partnership of MarkWest Energy Partners, L.P.
3.2(4)	—	Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P. dated as of May 24, 2002.
3.3(1)	—	Certificate of Formation of MarkWest Energy Operating Company, L.L.C.
3.4(2)	—	Amended and Restated Limited Liability Company Agreement of MarkWest Energy Operating Company, L.L.C. dated as of May 24, 2002.
3.5(1)	—	Certificate of Formation of MarkWest Energy GP, L.L.C.
3.6(3)	—	Amended and Restated Limited Liability Company Agreement of MarkWest Energy GP, L.L.C. dated as of May 24, 2002.
4.1(5)	—	Unit Purchase Agreement dated as of July 29, 2004 among MarkWest Energy Partners, L.P., and MarkWest Energy GP, L.L.C. and each of Kayne Anderson Energy Fund II, L.P., Kayne Anderson Capital Income Partners, L.P., Kayne Anderson MLP Fund, L.P., Kayne Anderson Capital Income Fund, LTD., Kayne Anderson Income Partners, L.P., HFR RV Performance Master Trust, Tortoise Energy Infrastructure Corporation and Energy Income and Growth Fund, as Purchasers.
4.2(5)	—	Registration Rights Agreement dated as of July 29, 2004 among MarkWest Energy Partners, L.P., and each of Kayne Anderson Energy Fund II, L.P., Kayne Anderson Capital Income Partners, L.P., Kayne Anderson MLP Fund, L.P., Kayne Anderson Capital Income Fund, LTD., Kayne Anderson Income Partners, L.P., HFR RV Performance Master Trust, Tortoise Energy Infrastructure Corporation and Energy Income and Growth Fund.
4.3(6)	—	Registration Rights Agreement dated October 25, 2004 by and among MarkWest Energy Partners L.P., MarkWest Energy Finance Corporation, the guarantors listed in Schedule 1 thereto, and J.P. Morgan Securities Inc., RBC Capital Markets Corporation, Fortis Securities LLC, Jefferies & Company, Inc., Lehman Brothers Inc., Piper Jaffrey & Co., SG Americas Securities, LLC and Wachovia Capital Markets.
5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
8.1*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters.
23.1*	—	Consent of PricewaterhouseCoopers LLP.
23.2*	—	Consent of BKD, LLP.
23.3*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1).
24.1*	—	Power of Attorneys (included on signature page of this registration statement).

(1)
Incorporated by reference to the Partnership's Form S-1 Registration Statement, filed January 31, 2002.

(2)
Incorporated by reference to Amendment No. 1 to the Partnership's Form S-1, filed March 22, 2002.

(3)
Incorporated by reference to Amendment No. 3 to the Partnership's Form S-1, filed April 24, 2002.

(4)
Incorporated by reference to Amendment No. 5 to the Partnership's Form S-1, filed May 8, 2002.

(5)
Incorporated by reference to Exhibit 4.2 to the Partnership's Current Report on Form 8-K/A, filed September 13, 2004.

(6)
Incorporated by reference to Exhibit 4.3 to the Partnership's Current Report on Form 8-K, filed October 25, 2004.

*
Filed herewith.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent n the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 24th day of November, 2004.

MARKWEST ENERGY PARTNERS L.P.
	By:	MARKWEST ENERGY GP, L.L.C., its General Partner
By:	/s/ ANDREW L. SCHROEDER
Name:	Andrew L. Schroeder
Title:	Vice President and Treasurer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James G. Ivey and Andrew L. Schroeder, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 24th day of November, 2004.

Signature	Title

/s/ FRANK M. SEMPLE Frank M. Semple	President, Chief Executive Officer and Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P. (Principle Executive Officer)
/s/ JAMES G. IVEY James G. Ivey	Chief Financial Officer of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P. (Principal Financial Officer)
/s/ TED S. SMITH Ted S. Smith	Chief Accounting Officer of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P. (Principle Accounting Officer)
/s/ JOHN M. FOX John M. Fox	Chairman of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.
/s/ DONALD C. HEPPERMANN Donald C. Heppermann	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.

/s/ CHARLES K. DEMPSTER Charles K. Dempster	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.
/s/ WILLIAM A. KELLSTROM William A. Kellstrom	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.
/s/ WILLIAM P. NICOLETTI William P. Nicoletti	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.

INDEX TO EXHIBITS

Exhibit Number		Description
3.1(1)	—	Certificate of Limited Partnership of MarkWest Energy Partners, L.P.
3.2(4)	—	Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P. dated as of May 24, 2002.
3.3(1)	—	Certificate of Formation of MarkWest Energy Operating Company, L.L.C.
3.4(2)	—	Amended and Restated Limited Liability Company Agreement of MarkWest Energy Operating Company, L.L.C. dated as of May 24, 2002.
3.5(1)	—	Certificate of Formation of MarkWest Energy GP, L.L.C.
3.6(3)	—	Amended and Restated Limited Liability Company Agreement of MarkWest Energy GP, L.L.C. dated as of May 24, 2002.
4.1(5)	—	Unit Purchase Agreement dated as of July 29, 2004 among MarkWest Energy Partners, L.P., and MarkWest Energy GP, L.L.C. and each of Kayne Anderson Energy Fund II, L.P., Kayne Anderson Capital Income Partners, L.P., Kayne Anderson MLP Fund, L.P., Kayne Anderson Capital Income Fund, LTD., Kayne Anderson Income Partners, L.P., HFR RV Performance Master Trust, Tortoise Energy Infrastructure Corporation and Energy Income and Growth Fund, as Purchasers.
4.2(5)	—	Registration Rights Agreement dated as of July 29, 2004 among MarkWest Energy Partners, L.P., and each of Kayne Anderson Energy Fund II, L.P., Kayne Anderson Capital Income Partners, L.P., Kayne Anderson MLP Fund, L.P., Kayne Anderson Capital Income Fund, LTD., Kayne Anderson Income Partners, L.P., HFR RV Performance Master Trust, Tortoise Energy Infrastructure Corporation and Energy Income and Growth Fund.
4.3(6)	—	Registration Rights Agreement dated October 25, 2004 by and among MarkWest Energy Partners L.P., MarkWest Energy Finance Corporation, the guarantors listed in Schedule 1 thereto, and J.P. Morgan Securities Inc., RBC Capital Markets Corporation, Fortis Securities LLC, Jefferies & Company, Inc., Lehman Brothers Inc., Piper Jaffrey & Co., SG Americas Securities, LLC and Wachovia Capital Markets.
5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
8.1*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters.
23.1*	—	Consent of PricewaterhouseCoopers LLP.
23.2*	—	Consent of BKD, LLP.
23.3*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1).
24.1*	—	Power of Attorneys (included on signature page of this registration statement).

(1)
Incorporated by reference to the Partnership's Form S-1 Registration Statement, filed January 31, 2002.

(2)
Incorporated by reference to Amendment No. 1 to the Partnership's Form S-1, filed March 22, 2002.

(3)
Incorporated by reference to Amendment No. 3 to the Partnership's Form S-1, filed April 24, 2002.

(4)
Incorporated by reference to Amendment No. 5 to the Partnership's Form S-1, filed May 8, 2002.

(5)
Incorporated by reference to Exhibit 4.2 to the Partnership's Current Report on Form 8-K/A, filed September 13, 2004.

(6)
Incorporated by reference to Exhibit 4.3 to the Partnership's Current Report on Form 8-K, filed October 25, 2004.

*
Filed herewith.